UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   LEE, DAVID ASHLEY
   CryoLife, Inc.
   1655 Roberts Blvd., N.W.
   Kennesaw, GA  30144
   USA
2. Issuer Name and Ticker or Trading Symbol
   CRYOLIFE, INC.
   CRY
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Chief Financial Officer and Treasurer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |8,988 (1)          |D     |                           |
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                             |      |    |                  |   |           |1,700              |I     |By Parents (2)             |
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                             |      |    |                  |   |           |750                |I     |By Daughter                |
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                             |      |    |                  |   |           |750                |I     |By Daughter                |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Stock Option            |$29.25  |1-9-0|A   |10,000     |A  |(3)  |7-9-0|Common Stock|10,000 |N/A    |10,000      |D  |            |
                        |        |2    |    |           |   |     |7    |            |       |       |            |   |            |
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Explanation of Responses:
(1) Includes 2,988 shares acquired under the CryoLife, Inc. stock purchase plan during 2002.
(2) Mr. Lee has power of disposition only and disclaims beneficial ownership of these shares. This report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of
Section 16 or for any other reason.
(3) Stock option vests twenty percent per year beginning on first anniversary of grant date.
SIGNATURE OF REPORTING PERSON
/s/ David Ashley Lee
DATE
February 5, 2003